Exhibit 99.1

THE TERMS AND CONDITIONS OF THE OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED __________, 2024 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, BY CALLING (212) 929-5500 (BANKERS AND BROKERS) OR (800) 322-2885 (ALL OTHERS) OR BY EMAIL AT RIGHTSOFFER@MACKENZIEPARTNERS.COM.

FORM OF INSTRUCTIONS AS TO USE OF FLEXSHOPPER, INC.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE INFORMATION AGENT, SUBSCRIPTION AGENT, YOUR BANK OR BROKER FOR ANY QUESTIONS

The following instructions relate to the rights offering being conducted by FLEXSHOPPER, INC., a Delaware corporation, to holders of our common stock, series 1 convertible preferred stock and series 2 convertible preferred stock, as described in the prospectus dated __________, 2024. Holders of our common stock, series 1 convertible preferred stock and series 2 convertible preferred stock, as of 5:00 p.m., Eastern time, on _________, 2024 (the “Record Date”) are receiving, at no charge, (i) non-transferable subscription rights (the “Subscription Rights”) entitling such holders to purchase one unit for each basic right at a price equal to the lower of (x) an initial price of $____ or (y) (i) an alternate price equal to 92.5% of the volume weighted average price (“VWAP”) of our common stock over the last three trading days prior to the expiration date of the Subscription Rights, rounded down to the nearest whole cent (the “Unit Subscription Price”); and (ii) an over-subscription privilege, which will be exercisable only if holder exercises his or her basic right in full and will entitle holder to purchase additional units for which other rights holders do not subscribe, subject to certain pro rata allocations and ownership limitations. Each unit will consist of one share of common stock, one series A common stock purchase right (“Series A Right”), one series B common stock purchase right (“Series B Right”) and one series C common stock purchase right (“Series C Right”, and together with the Series A Right and Series B Right, the “Series Rights”), with each Series Right entitling the holder to purchase one share of our common stock. The offering of the Subscription Rights and the Series Rights is referred to as the “offering.”

The Series Rights are exercisable commencing on their date of issuance at an exercise price equal to the higher of the (x) Unit Subscription Price or (y)(i) in the case of the Series A Rights, 90% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series A Rights, which is 30 days following the closing date of the subscription offering, but in any event not to exceed 150% of the Unit Subscription Price, (ii) in the case of the Series B Rights, 87.5% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series B Rights, which is 60 days following the closing date of the subscription offering, but in any event not to exceed 200% of the Unit Subscription Price, and (iii) in the case of the Series C Rights, 85% of the VWAP of our common stock over the last three trading days prior to the expiration date of the Series C Rights, which is 90 days following the closing date of the subscription offering, but in any event not to exceed 250% of the Unit Subscription Price, with the exercise price in each instance rounded down to the nearest whole cent. We will announce the Unit Subscription Price in a press release issued no later than 9:00 a.m., Eastern time, on the business day after the expiration date of the Subscription Rights.

The Subscription Rights will be evidenced by non-transferable subscription rights certificates (the “Non-Transferable Subscription Rights Certificate”). The number of basic rights to which you are entitled is printed on the face of your Non-Transferable Subscription Rights Certificate.

Over-Subscription Privilege

If a holder purchases all of the units available to it pursuant to its basic rights, it may also exercise an over-subscription privilege to purchase additional units to the extent other rights holders do not exercise their basic rights in full. Over-subscription privilege will be allocated pro rata among rights holders who over-subscribe, based on the number of over-subscription units for which the rights holders have subscribed. If you exercise fewer than all of your basic rights, however, you will not be entitled to purchase any additional units pursuant to the over-subscription privilege. There will be no over-subscription privilege for the Series Rights.

If you wish to exercise your over-subscription privilege, you should deliver a completed Non-Transferable Subscription Rights Certificate indicating the number of additional units that you would like to purchase as well as the number of shares of common stock that you beneficially own without giving effect to any units to be purchased in this rights offering and the required payment to the subscription agent by ________, 2024, the expiration date of the subscription offering or, if your shares of common stock, series 1 convertible preferred stock and series 2 convertible preferred stock are held in an account with a broker-dealer, trust company, bank or other nominee that qualifies as an Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the subscription offering. When you send in your Non-Transferable Subscription Rights Certificate, you must also send the full initial price, as provided herein, for the number of additional units that you have requested to purchase. If at the expiration of the subscription offering, the alternate price is lower than the initial price, any excess subscription amount paid by a holder will be promptly returned to the holder, without interest or penalty.

If the number of units remaining after the exercise of all Subscription Rights is not sufficient to satisfy all requests for units pursuant to over-subscription privilege, we will allocate the unsubscribed units pro rata among rights holders who oversubscribed based on the number of over-subscription units for which the rights holders have subscribed. The subscription agent will promptly return any excess payments in the form in which made. To the extent your aggregate subscription payment for the actual number of unsubscribed units available to you pursuant to the over-subscription privilege is less than the amount actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payment will be promptly returned to you, without interest or penalty, after the expiration of this offering.

As soon as practicable after the expiration of the subscription offering, the subscription agent will determine the units that you may purchase pursuant to the over-subscription privilege. If you request and pay for more units than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of the basic rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of basic rights exercised, and the number of units requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Rights may only be exercised in aggregate for whole numbers of units. Only whole numbers of shares of common stock and Series Rights exercisable for whole numbers of shares of common stock will be issuable to you in this offering; any right to a fractional share to which you would otherwise be entitled will be terminated, without consideration to you. You are not required to exercise any or all of your basic rights. If you do not exercise your Subscription Rights, you will lose any value represented by your Subscription Rights, and if you do not exercise your Subscription Rights in full, your percentage ownership interest and related rights in our company will be diluted. Your percentage ownership of our voting stock may also decrease if you do not exercise your Subscription Rights in full. Please see the discussion of dilution relating to the Subscription Rights in the Questions and Answers Relating to This Offering section of the prospectus entitled “Am I required to exercise the Subscription Rights or Series Rights I receive in this offering?”

Expiration Time – Subscription Rights

THE BASIC RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., EASTERN TIME, ______, 2024, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “SUBSCRIPTION RIGHTS EXPIRATION DATE”). YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PAYMENT FOR EACH SUBSCRIPTION RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHTS MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE SUBSCRIPTION RIGHTS EXPIRATION DATE. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED OR CHANGED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE SUBSCRIPTION RIGHTS EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.

If you do not exercise your Subscription Rights prior to that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to sell units to you if the subscription agent receives your Non-Transferable Subscription Rights Certificate(s) or your subscription payment after 5:00 p.m., Eastern time, on the Subscription Rights Expiration Date regardless of when the Non-Transferable Subscription Rights Certificate(s) and subscription payment were sent. If you send your Non-Transferable Subscription Rights Certificate(s) and payment of the initial price by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the subscription period or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). See “The Rights Offering—Expiration of the Offer” in the Prospectus.

The maximum number of shares of our common stock available for issuance in this offering is 70,000,000 shares. If at any time the issuance of shares pursuant to the exercise of the Subscription Rights or the Series Rights exceeds such share limitation, no additional shares will be issued, the offering will be terminated and any outstanding rights will immediately expire and the amount subscribed for by each holder will be proportionally reduced.

If you have any questions concerning the offering, please contact the Information Agent, MacKenzie Partners, Inc. by telephone at 212-929-5500 (bankers and brokers) or (800) 322-2885 (all others) or by email at rightsoffer@mackenziepartners.com.

1. Method of Subscription—Exercise of Subscription Rights

To exercise your Subscription Rights, please: (1) complete Form 1 on your Non-Transferable Subscription Rights Certificate, attached to these instructions; (2) sign Form 3 of your Non-Transferable Subscription Rights Certificate; and (3) mail the properly completed and executed Non-Transferable Subscription Rights Certificate evidencing the basic rights and, if applicable, over-subscription privilege subscribed, together with payment in full of the initial price for each units subscribed for pursuant to the basic rights and, if applicable, over-subscription privilege, to the subscription agent, on or prior to the expiration of the subscription offering.

Additionally, if the share of common stock and Series Rights issued pursuant to the units to be sold pursuant to the Subscription Rights are to be issued in a name other than that of the registered holder, or sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, please complete Form 2 of the Non-Transferable Subscription Rights Certificate and obtain a signature guarantee on Form 4 prior to mailing the Non-Transferable Subscription Rights Certificate to the subscription agent, prior to the Subscription Rights Expiration Date. Payment of the initial price will be held in escrow by an escrow agent retained by the subscription agent, on our behalf, in a segregated account. If at the expiration date of the Subscription Rights, the alternate price is lower than the initial price, any excess subscription amount paid by a holder will be promptly returned to the holder, without interest or penalty.

(a) Method of Execution

(i) Execution by Registered Holder. Your signature on the Non-Transferable Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Non-Transferable Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Non-Transferable Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority to so act.

(ii) Execution by Person Other than Registered Holder. If the Non-Transferable Subscription Rights Certificate is executed by a person other than the holder named on the face of the Non-Transferable Subscription Rights Certificate, proper evidence of authority of the person executing the Non-Transferable Subscription Rights Certificate must accompany the same unless, for good cause, the subscription agent dispenses with proof of authority.

(iii) Signature Guarantees. If you completed any part of Form 2 of the Non-Transferable Subscription Rights Certificate to provide that the common stock and Series Rights issued pursuant to the units sold pursuant to your exercise of Subscription Rights to be (x) issued in a name other than that of the registered holder, or (y) sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, your signature in Form 3 must be guaranteed in Form 4 by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP, subject to standards and procedures adopted by the Subscription Agent.

(b)   Method of Payment and Delivery

Registered holders may send to the subscription agent (a) payment of the full initial price for units acquired in the basic right and any additional units subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed Non-Transferable Subscription Rights Certificate, which must be received by the subscription agent at the subscription agent’s offices set forth below, at or prior to 5:00 p.m., Eastern time, on the Subscription Rights Expiration Date. A properly completed and duly executed Non-Transferable Subscription Rights Certificate and full payment for the units must be received by the subscription agent at or prior to 5:00 p.m., Eastern time, on _____, 2024 unless the offering is extended by us.

All payments by a registered holder must be in U.S. dollars by certified check payable to the order of “Continental Stock Transfer & Trust Company, as the subscription agent for FlexShopper, Inc.” Payment also may be made by wire transfer to the account maintained by an escrow agent retained by Continental Stock Transfer & Trust Company, as subscription agent, for purposes of accepting subscriptions in this offering with reference to the registered holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date in escrow in a segregated account maintained by an escrow agent retained by the Subscription Agent on our behalf, pending pro-ration and distribution of the units. If at the expiration date of the Subscription Rights, the alternate price is lower than the initial price paid, any excess subscription amount paid by a registered holder, will be promptly returned to the registered holder, without interest or penalty.

Beneficiary Account Name: Continental Stock Transfer & Trust Company
Account Number:
ABA/Routing number:
Bank:

For Further Credit:	FlexShopper, Inc.
Account Number:

Non-Transferable Subscription Rights Certificate and payments of initial price must be delivered to the subscription agent by hand, or overnight courier or by first class mail to the below:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Corporate Actions – FLEXSHOPPER, INC.

Delivery to an address or by a method other than those above will not constitute valid delivery.

2. Issuance of Common Stock and Series Rights

The following deliveries and payments will be made and/or issued to the address shown on the face of your Non-Transferable Subscription Rights Certificate, unless you provide instructions to the contrary in your Non-Transferable Subscription Rights Certificate.

(a)	Basic Rights. As soon as practicable following the Subscription Rights Expiration Date and the valid exercise of the basic rights, we will issue to each holder exercising their basic rights shares of common stock and Series Rights in book-entry, or uncertificated form representing shares of common stock and Series Rights, included in the units purchased pursuant to the basic rights.
(b)	Over-Subscription Privilege. As soon as practicable following the Subscription Rights Expiration Date and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, we will issue to each holder of Subscription Rights that validly exercises the over-subscription privilege shares of common stock and Series Rights in book-entry, or uncertificated, form representing the number of shares of common stock and Series Rights included in the units, if any, allocated to such holder of Subscription Rights pursuant to the over-subscription privilege.
(c)	Excess Cash Payments. As soon as practicable following the Subscription Rights Expiration Date and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the initial price will be mailed by the subscription agent to each holder of Subscription Rights, without interest or penalty.

3. No Sale or Transfer of Subscription Rights

The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone.

4. Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company

Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our common stock, series 1 convertible preferred stock and series 2 convertible preferred stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s Subscription Rights through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the basic rights on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of basic rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instruct DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new units to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new units no later than the Subscription Rights Expiration Date.

5. Form W-9

Each basic right holder who elects to exercise basic rights should provide the subscription agent with a correct Taxpayer Identification Number (TIN) on IRS Form W-9. See “Material U.S. Federal Income Tax Consequences — Information Reporting and Backup Withholding” in the prospectus. Failure to provide the information on the form may subject such holder to a $50 penalty for each such failure and to 24% federal income tax withholding with respect to dividends (including deemed dividends) that may be paid by the company on shares of its common stock, series 1 convertible preferred stock and series 2 convertible preferred stock. Foreign Persons are generally required to provide an appropriate IRS Form W-8 rather than IRS Form W-9 and may be subject to withholding on dividends (including deemed dividends) at a rate of up to 30%.